77-o

MEMORANDUM


May 31.2000 '

TO: Trustees of PIMCO Funds: Multi-Manager Series

FROM: PIMCO Advisors L. P.

RE: Investment Policy


The Renaissance Fund and the Value Fund each provide, with respect to foreign investments, the following limitation:

"The Fund may invest up to 15%of its assets in foreign securities, usually in the form of American Depository Receipts (ADRs)."

PIMCO Equity Advisors recommends changing the restriction to:

"The Fund may invest up to 15%of its assets in foreign securities, except that it may invest without limit in American Depository Receipts (ADRS)."

The principal reason for the change is that the Portfolio Manager believes more companies that would be appropriate for each Fund are domiciled in off-shore tax havens such as Bermuda.

	Accordingly, you will be asked to adopt the following resolution at the June meeting:

	VOTED: That the restriction with respect to investing in foreign securities for the Renaissance and Value Funds be revised to read as follows:

"The Fund may invest up to 15%of its assets in foreign securities, except that it may invest without limit in American Depository Receipts (ADRs)."

Representatives of PIMCO Advisors L. P. will be available to discuss this proposal with you.


NBS/II<